Exhibit 99.1

Summit Wireless Technologies Reports $5.1 Million of Net Proceeds from Exercises of Warrants during the Last 90 Days

SAN JOSE, Calif.-- (BUSINESS WIRE)-- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, announced that warrants exercised in the fourth quarter of 2020, along with warrants previously exercised this month and those which certain warrant holders have agreed to exercise as of January 18, 2021, will result in its receipt of an aggregate of approximately $5.1 million in net proceeds.

•	In the fourth quarter of 2020, warrant holders exercised warrants for 320,000 shares of common stock for net proceeds of approximately $750,000.

•	In January 2021 warrant holders also previously exercised warrants for 710,300 shares of common stock for net proceeds of approximately $1.7 million.

•	Pursuant to Summit’s solicitation of certain warrant holders, who are all accredited investors, such warrant holders, as of January 18, 2021, have agreed to exercise certain warrants to purchase an aggregate of 1,095,000 shares of common stock for net proceeds of approximately $2.6 million. In consideration for their exercise of these warrants, for cash, the exercising holders are being issued new warrants to purchase up to an aggregate of 273,750 shares of common stock, at an exercise price of $4.20 per share, which are exercisable for five years.

Summit intends the use the net proceeds received from these warrant exercises for working capital and general corporate purposes.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standards utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA CertifiedTM components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about WiSA, please visit :www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact:

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com